Exhibit No. 10(B)
AGREEMENT BETWEEN
DRIVE RESOURCE SERVICES COMPANY
AND ROBERT T. WILLIAMS
April 7, 2006
Robert T. Williams
603 Lantern Way
Aurora, OH 44202
Dear Bob:
This Letter Agreement confirms and formalizes the agreement between you and Drive Resource Services Company (“Progressive”) regarding your separation from employment and all matters relating thereto.
In full consideration of your agreement to the terms and conditions set forth below, as acknowledged by your signature of this Letter Agreement, Progressive hereby agrees to the following:
1.	You will continue to perform services in accordance with your current job responsibilities until May 17, 2006 (the “Separation Date”).

2.	Progressive shall continue to pay salary to you on a bi-weekly basis at your current level of compensation through the Separation Date.

3.	You and your qualifying dependents will continue to be entitled to medical, dental, vision, long-term disability and life insurance, and access to services at Progressive’s Primary Care Centers and other benefits under The Progressive Health, Life and Disability Benefits Plan at your present level of benefits and coverage until the Separation Date.
You are entitled to any and all rights available to you in accordance with The Progressive Corporation 1995 Incentive Plan and The Progressive Corporation 2003 Incentive Plan and any non-Qualified Stock Option Agreement or Restricted Stock Agreement between you and Progressive.
You agree that for a period of twenty-four (24) months from the Separation Date, you will not, in any capacity, including that of employee, agent, partner, consultant, or otherwise, on behalf of yourself or any business or entity, compete with the business of any insurance company owned in whole or in part by The Progressive Corporation or any of its subsidiaries. “Competing” shall include, without limitation, the soliciting, selling, underwriting or marketing of any personal lines automobile, special lines or commercial automobile insurance product or service.

You agree that you will maintain the confidentiality of confidential information which you have received by virtue of your employment with Progressive and will refrain from using such information or disclosing it to anyone other than Progressive or its employees. For purposes of this Agreement, confidential information is information which Progressive endeavors to keep confidential, including, without limitation, customer lists, employee lists or other information about Progressive employees, rate schedules, underwriting information, the terms of contracts and policies, marketing plans, program designs, trade secrets, proprietary information, and any such information provided by a third party to Progressive in confidence. You represent that prior to the Separation Date, you will return to Progressive any materials in your possession containing confidential information of Progressive or records which are the property of Progressive
Please acknowledge your agreement to the foregoing by signing where indicated below.

Very truly yours,

DRIVE RESOURCE SERVICES COMPANY

By:	/s/ Dane A. Shrallow Dane A. Shrallow, Secretary

AGREED AND ACCEPTED:

/s/ Robert T. Williams Robert T. Williams

April 7, 2007
Date